As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333-170312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RJD Green, Inc.
(Name of small business issuer in its charter)

Nevada	7310	27-1065441
(State of other Employer jurisdiction of Identification, incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

4142 South Harvard, Suite D3

Tulsa, OK 74135

918-551-7883 telephone

 (Address and telephone number of registrant's principal executive offices and principal place of business)

Rex Washburn

Chief Executive Officer

4142 South Harvard, Suite D3

Tulsa, OK 74135

918-551-7883 telephone

 (Name, address, and telephone number of agent for service)

Please send a copy of all correspondence to:

J.M. Walker & Associates

PHONE 303-850-7637

FAX 303-482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated Filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock already issued, par value $.01(3)	37,980,000	$0.075	$105,750	$7.54
Total	37,980,000	$0.075	$105,750	$7.54

_____

(1) Registration fee has been paid via Fedwire.

(2)   Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3) Reflects a 2 for 1 forward split subsequent to the original effective date of the registration statement

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment relates to our registration statement on Form S-1 (Registration No. 333-170312), which was declared effective by the Securities and Exchange Commission on October 7, 2011.  The Registration Statement registered 37,980,000 post forward split common shares on behalf of selling stockholders.

The registrant is filing this post-effective amendment to our registration statement to disclose the recent change in officers, directors and majority shareholders, past forward splits and to update the financial information.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2013

_____________________

PRELIMINARY PROSPECTUS

RJD Green, Inc.

37,980,000 Shares of Common Stock

Price per share: $0.0027

Total cash proceeds if all shares are sold: $0

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock. We intend on using all of our cash resources of approximately $1,607 for the next 12 months to the continued development of our business plan.  The Company will not receive any proceeds from the sale of these shares.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2012 financial statements related to the uncertainty in our ability to continue as a going concern.

The sales price to the public was fixed at $0.15 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or some exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 5 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 15, 2013

Table of Contents

Prospectus Summary	6
Summary Financial Data	7
Risk Factors	8
Use of Proceeds	12
Dilution	12
Selling Security Holders	12
Plan of Distribution and Terms of the Offering	15
Legal Proceedings	16
Director, Executive Officers, Promoters and Control Persons	16
Security Ownership of Certain Beneficial Owners and Management	17
Description of Securities	18
Interest of Named Experts and Counsel	19
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	19
Description of Business	19
Reports to Stockholders	28
Management’s Discussion and Analysis of Financial Condition	28
Certain Relationships and Related Party Transactions	32
Market for Common Equity and Related Stockholders Matters	32
Executive Compensation	33
Reports to Security Holders	34
Financial Statements	35

Prospectus Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” “RJD Green,” and “RJD” refer to RJD Green, Inc.

RJD Green, Inc. is a development stage company incorporated in the State of Nevada in September of 2009.

RJD Green’s address and phone number is:

RJD Green Inc.

4142 South Harvard, Suite D3

Tulsa, OK 74135

918-551-7883 telephone

Operating History

RJD Green was founded in 2009 by Robert Kepe, a former officer and director, who has extensive experience in the real estate field. The Company has developed their website at http://rjdgreen.com/ so that consumers, builders, and contractors can find sources of sustainable building contractors, materials, and other “green” product providers.

On January 20, 2013, the registrant commenced operations as a consultant and website raising awareness of green and efficient building materials and concepts. Currently, their website is live and operational. Furthermore, the registrant has generated revenues from its consulting services to contractors and builders. We currently only have $1,423 in cash.  Therefore, the cash currently available to us may not enable us to continue to market the site to the state in which it will optimally be able to generate material revenues. If we are to generate material revenues prior to needing any additional funding, we will immediately reinvest such revenues into further development our site and deployment of our business plan. We believe that the cash we have available will sustain us for approximately three (3) more months so long as we continuing operating in the manner that we are currently operating.

To date, we have purchased the domain name, researched competition, researched potential advertisers/interested parties, and developed our business plan. As we gain more traction, contacts, and become more influentially, we will most likely develop a site that moves away from one type of platform (currently, Wordpress) to a more complex, robust platform that will be able to handle the growth of our operations.

Company Assets

RJD’s principal assets consisted of cash totaling $1,161 as of May 31, 2013.

Company Cash Flow

The registrant has $1,161 in cash.  The investigation of prospective financing candidates involves the expenditure of capital. The registrant will likely have to look to its officers or to third parties for additional capital. There can be no assurance that the registrant will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

Future Assets and Growth

In the future, the Company hopes to develop our database of contacts and potential advertisers. The Company also hopes to expand its mailing list of potential visitors. The Company will entice visitors to rjdgreen.com by offering free educational information on green building supplies, resources, and trends. They will offer this education through articles, presentations, and videos. The Company has not yet developed any content. Currently, the Company’s plan is to develop the content in house until they need additional sources of content. It may be that the Company will not produce enough content in a timely manner to keep website visitors interested or returning to the site. If they are unable to dedicate time to this effort, then progress may be stagnated. Furthermore, an increase in capital may increase our ability to launch our site and to increase the amount of content on our site, possibly resulting in greater traffic.

We hope to generate limited future income from our website. However, we cannot provide absolute assurances or estimates of these revenues. The Company had a net loss of $19,918 for the nine months ended May 31, 2013. The Company anticipates it may operate at a deficit for its next fiscal year and may expend most of its available capital.  In addition to current revenue, the Company’s cash on hand is, primarily, budgeted to cover the anticipated costs to market our website and operate the business going forward including costs for legal, accounting and Transfer Agent services.  We believe that the Company will have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing assets will be adequate to maintain our businesses.

The internet marketing business is an extremely competitive industry dominated by several very large, fully integrated internet marketing companies. We hope to differentiate ourselves by being in the niche, green building materials market.

Our business model is predicated on the assumption that we can generate multiple revenue streams from various advertising services on our site in the future and for the future. The Company may lose money in its first, full year of operation and it shall require raising additional capital to develop its services.

The officers and directors currently provide all services needed by the Company.  We currently do not have any employees.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.075 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $0.075 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices.  Our stock is currently quoted on the OTC QB.  As a result, the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.  The balance sheet at August 31, 2012 and at May 31, 2013 and the statement of operations from inception September 10, 2009 through May 31, 2013 and for the nine months ended May 31, 2013 are derived from our audited and unaudited financial statements, respectively.

	At May, 2013 (Unaudited)	At August 31, 2012
TOTAL ASSETS	$1,161	$2,754

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

CURRENT LIABILITIES	0	20,980

TOTAL LIABILITIES	0	20,980

TOTAL STOCKHOLDERS' DEFICIT	1,161	(18,226)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,161	$2,754

	Nine months ended May 31, 2013 (Unaudited)	Nine months ended May 31, 2012 (Unaudited)

Revenue	$ 1,065	$ -

Total operating expenses	20,983	7,862

Net loss	(19,918)	(7,862)

Earnings per share of common stock – Basic	(0.00)	(0.00)

Weighted average shares of common stock – Basic	425,000,000	15,990,150

RISK FACTORS

Investors in RJD Green should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks. Prospective investors should be aware that the company has not yet developed its website or any products and that substantial development work will be required to develop them.

We are significantly dependent on our sole officer and director, who has limited experience. The loss or unavailability to RJD Green of our officers and directors services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of our officers and directors. It would be difficult to replace them at such an early stage of development of RJD Green. The loss by or unavailability to RJD Green of our officers and directors services would have an adverse effect on our business, operations and prospects, in that our inability to replace our officers and directors could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace our officers and directors, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers and directors, we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our officers and directors have limited experience in framing an online sustainable building material and alternative energy marketing company. The lack of experience in framing an online sustainable building material marketing business could limit or eliminate your return on investment.

As a result of our reliance on our officers and directors and their lack of experience in developing an online sustainable building material and alternative energy systems marketing company, our investors are at risk in losing their entire investment. Our officers and directors intend to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, such management is not anticipated until the occurrence of future financing. Since this offering will not sufficiently capitalize our company, future offerings will be necessary to satisfy capital needs. Until such future offering occurs, and until such management is in place, we are reliant upon our officers and directors to make the appropriate management decisions.

Our officers and directors are involved with other businesses including other real estate companies and there can be no assurance that he will continue to provide services to us. Our officers and directors limited time devotion of less than 20 hours per month to RJD Green could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Our officers and directors are currently involved in other businesses, which have not, and are not expected in the future to interfere with their ability to work on behalf of our company. Our officers and directors may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Our officers and directors will devote only a portion, less than 20 hours per month, of their time to our activities. Although they face time devotion conflicts, none of their other businesses present conflicts of interests with the Company and our officers and directors will not be faced with choosing to allocate business opportunities between the Company and their other companies.

Because of market pressures from competitors with more resources, we may fail to implement our business model profitably.

The business of advertising and marketing on the Internet in general is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and we believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing solutions developed by us, our competitors, and their advisors. We are looking to develop an online marketplace of green building product providers and services. We look to develop an online database that consumers can search by location, price, and other factors such as material. We hope that these features will set us apart from competition.

We are dependent on the popularity of consumer acceptance of sustainable building and energy efficient materials.

Our ability to generate revenue and be successful in implementation of our business plan is dependent on consumer acceptance of sustainable building and energy efficient materials.

A drop in the retail price of conventional energy and materials may negatively impact our business.

The demand for our sustainable building materials depends in part on the price of conventional energy and materials, which affects return on investment resulting from the purchase of energy efficient systems and sustainable building materials. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar renewable energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for energy efficient systems to decline, which would have a negative impact on our business. Changes in utility electric rates could also have a negative effect on our business.

The reduction, elimination or expiration of government subsidies and economic incentives for solar energy systems or other energy efficient systems could reduce the demand for our products.

Government subsidies are an important factor in the economic determination to purchase an energy efficient system or sustainable building materials. Certain states, including California and Colorado, localities and utilities offer incentives to offset a portion of the cost of qualified energy systems. These incentives can take many forms, including direct rebates, state tax credits, system performance payments and renewable energy credits, or RECs. The reduction or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in a significant reduction in demand for our energy efficient systems, which would negatively impact our business.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the installation of energy efficient systems, which may significantly reduce demand for our energy efficient systems.

The installation of energy efficient systems and use of sustainable building materials is subject to oversight and regulation under local ordinances; building, zoning and fire codes; environmental protection regulation; utility interconnection requirements for metering; and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state and local level and must design and install our energy efficient systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of certain energy systems. In addition, new government regulations or utility policies pertaining to the installation of energy efficient systems are unpredictable and may result in significant additional expenses or delays, which could cause a significant reduction in demand for sustainable building materials and energy efficient systems.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of advertising which is intended to generate revenue from sales and advertising, in addition to hiring new employees and commencing additional marketing activities. To fully implement our business plan we will require substantial additional funding. This offering will not result in any proceeds to the Company, and thus, additional proceeds will be needed in order to fully implement our business plan. Since our sole officer and director is not taking compensation for his time or talents, we will be able to deploy a modest website with our current resources, but will need to raise additional capital to fully implement our business plan.

Following this offering, we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

There is no active public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no active market for our common stock. Our stock is currently quoted on the OTC QB under the symbol “RJDG”.  There can be no assurance that an active market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company.

We are not yet a registered company and will not do so until our operations increase sufficiently to cover the additional costs associated with section 12.  Until then we will only be subject to the reporting requirements imposed by Section 15(d) of the Exchange Act which state that we will be required to file supplementary and periodic information, documents, and reports as may be required pursuant to section 13 in respect of a security registered pursuant to section 12. As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than

10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter. Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

We are not raising any money in this offering and thus may be in worse financial condition once we are effective.

Unless we are able to obtain a loan or find additional financing, we may be in worse financial condition than our current condition. We are obligated to pay $16,210 in offering expenses and thus, may carry this amount as a liability at the conclusion of this offering.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 37,980,000 post forward split shares of our common stock of which 14,006,200 post forward split shares are held by 28 shareholders of our common stock that sold in our Regulation D offering completed in July 26, 2010. The remaining common shares were sold at a price of $.01 per share to various insiders, consultants, family members, and our officer.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Shareholder Name	Address				Post Forward Split Shares Owned Prior to Offering	Post Forward Split Shares owned after offering
Alliance Real Estate Development(1)(2)(3)	1560-1 Newbury Rd #180	Newbury Park	Ca	91320	36,471,344	2,693,600
Mary Kepe(2)	1560-1 Newbury Rd #180	Newbury Park	Ca	91320	53,872	0
Robert Kepe(3)	1560-1 Newbury Rd #180	Newbury Park	Ca	91320	20,199,750	0

Brady and Kanan Andersen (6)	2388 Calle Allicema	Thousand Oak	Ca	91360	161,616	0

Richard N. Vang(4)	2206 Los Altos Ave	Clovis	Ca	93611	10,774	0
Anita Vang (4)	2206 Los Altos Ave	Clovis	Ca	93611	10,774	0
Lei Full Vang (4)	2206 Los Altos Ave	Clovis	Ca	93611	10,774	0
Rodolfo and Felomina Chapple (7)	14930 Cherry Grove Ct	Tustin	Ca	92780	64,646	0

Frederick and Michele C. Lee (4) (8)	12652 James Ave	Garden Grove	Ca	92843	21,549	0
Bouachine Souvanna Vong (4)	2606 S. Pacific Ave	Santa Ana	Ca	92704	10,774	0

Maylo Lee	66 Monserrat Pl	Foothill Ranch	Ca	92610	10,774	0
Jonathan Lee (4)	3014 S. Thornton St	Santa Ana	Ca	92704	53,872	0

Stephany Lee (4)	3014 S. Thornton St	Santa Ana	Ca	92704	53,872	0
Richard Lee (4)	3014 S. Thornton St	Santa Ana	Ca	92704	53,872	0
Pheng and Nhia Lee (4) (9)	3014 S. Thornton St	Santa Ana	Ca	92704	107,744	0

Anousone Sisomseunh	1405 N. West St	Santa Ana	Ca	92703	10,774	0
Keomany Sisomseunh	1405 N. West St	Santa Ana	Ca	92703	10,774	0
Thor Lee (4)	14571 Bowling Green	Westminster	Ca	92683	53,872	0
Ada Maomee Xiong	14571 Bowling Green	Westminster	Ca	92683	53,872	0
Yeu Yang and Yia Ly (10)	14571 Bowling Green	Westminster	Ca	92683	80,808	0
Ka Joua Y. Kha	6330 Patterson Way	Sacramento	Ca	95828	53,872	0

Yengnong Ly	354 N. Cypress Ave	Fresno	Ca	93727	53,872	0
Mai Lor and Toufu Yang (11)	1759 Fiesta Ln	Green Bay	Wi	54302	107,744	0

Winchester Investments (5)	34721 Myrtle Court	Winchester	Ca	92596	532,720	0
TOTAL					37,980,000	2,693,600
(1)	Alliance Real Estate is solely owned by our prior sole officer and director Robert Kepe, and hence, these shares are beneficially owned by Robert Kepe.
(2)	Mary Kepe is the wife of Robert Kepe and hence, the shares held by Mary Kepe are beneficially owned by Robert Kepe.
(3)	Robert Kepe was our sole officer and director.
(4)	These shareholders are the in-laws of our prior officer and director, Robert Kepe.
(5)	Winchester Investments, LLC is managed by David Utley.
(6)	These shareholders are married and thus, beneficially own each other’s shares.
(7)	These shareholders are married and thus, beneficially own each other’s shares.
(8)	These shareholders are married and thus, beneficially own each other’s shares.
(9)	These shareholders are married and thus, beneficially own each other’s shares.
(10)	These shareholders are married and thus, beneficially own each other’s shares.
(11)	These shareholders are married and thus, beneficially own each other’s shares.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

The selling security holders may sell some or all of their shares at a fixed price of $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Our stock is currently quoted on the OTC QB.  As a result, the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that an active market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

We will need to comply with ongoing reporting requirements in order to insure that the market maker will continue to quote our stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
•	through direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $16,210.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.  Information as to the director and executive officer is as follows:

NAME	AGE	POSITIONS HELD	TERM OF OFFICE
Rex Washburn	64	Chief Executive Officer	June 2013 to present
Mike LaLond	64	Chief Financial Officer	June 2013 to present
Ron Brewer	62	Chief Operating Officer	June 2013 to present
Zahoor Ahmad	42	Director	April 2013 to present
Jerry Niblett	49	Director	June 2013 to present
Eric English	42	Director	June 2013 to present

Officer and Director Information

Rex Washburn:

Rex Washburn, Chief Executive Officer and Board of Directors member - Rex offers 23 years of senior management experience with 17 of those years as Chief Executive Officer of both publicly held and private companies.  Mr. Washburn is recognized as a corporate structural and ‘turnaround’ specialist, and has in-depth experience in international franchising and franchise development. Since 2005 Mr. Washburn has served as President and Principal of Franchise Systems Support LLC. Rex received a BBA in finance from Regis University in 1987 and studied for MS in Economics at the University of Edinburg from 1988 - 1990. Rex served in Special Operations for the US Army in military service from 1968 - 1972.

Mike La Lond:

Mike La Lond, Chief Financial Officer, has worked as both CFO and as a consultant.  From June 2007 through October 2008, Mr. La Lond was the Vice President and CFO of Lean Gourmet.  From January 2009 through June 2010, he worked as a consultant to the Southbridge Advisory Group.  From June 2010 through December 2010, he was the CFO of US Highland, a recreational powersports company.  Since January 2011, Mr. La Lond has been the president of La Lond Consulting.  Mr. La Lond Received a B.S. and a B.A. from Quincy College in 1970, an M.S. from Illinois State University in 1974, and a Ph.D. from Illinois State University in 1976.

Ron Brewer:

Since 2001, Ron Brewer, Chief Operating Officer and Board of Directors member, has been the Managing Director of the Southbridge Advisory Group, an Oklahoma based management services firm focused on merger and acquisition advisory, capital procurement, and management consulting services.  Mr. Brewer studied at the University of Arkansas and the University of Tulsa between 1969 and 1973.

Zahoor Ahmad:

Mr. Ahmad, age 42, has worked in the fields of personnel management, real estate sales, and small business management for the past 10 years.  From 2002 through 2010, he worked as a certified field trainer for Orkin, an extermination company.  Since 2010, he has worked as a Sales Representative with Remax

Performance Realty Inc., a real estate brokerage.   Mr. Ahmad attended Garden College in Lahore Pakistan from 1986 through 1988.  He received a M.Sc. in Plant Pathology in 1993.  Mr. Ahmad does not have any family relationships with anyone within the registrant, nor any transactions with related persons.

Jerry Niblett:

Jerry Niblett, Board of Directors Member, has held leadership positions in several green energy companies.  Since 2007, he has been a regional manager of Sonoco Logistics Pipeline LP, where he monitors, analyzes, and oversees the operational activities for over 2,000 miles of active transmission and gathering pipelines.  Since 2009, he has been the president of Green Mountain Resources Corp., a small cap privately held energy company.  Since 2010, he has been a managing member of Green Mountain Resources LLC, a subsidiary of Green Mountain Resources Corp, where he is responsible for market strategy, technology development, corporate profitability and accountability to shareholders.  Since 2011, he has been a managing member of Rangeland Energy LLC, another small cap privately held energy company.  Mr. Niblett received a B.S. in Total Quality Management from Friends University in Wichita, KS in 1996.

Eric English:

Eric English, Board of Directors Member, has been a board member of Silex Holdings Inc. since June 2012.  Since February 2006 until March 2013, he served as president of Silex Interiors, an emerging growth company that imports semi-finished building materials at a low cost for delivery to end users.  Mr. English studied at Tulsa Community College in 1988 and 1989.

There are no material plans, contracts, or arrangements to which the officers or directors are a party or in which they participate that is entered into or material amendment in connection with the triggering event or any grant or award to them under any such plan, contract, or arrangement in connection with any such event.

Mr. Washburn, Mr. LaLond, and Mr. Brewer would be deemed to be promoters of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 37,980,000 post forward split shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares	Percent Before Offering	Percent After Offering
Rex Washburn	0	0.00%	0.00%
Mike LaLond	0	0.00%	0.00%
Ron Brewer	0	0.00%	0.00%
Zahoor Ahmad	387,500,000	91.07%	91.07%
Jerry Niblett	0	0.00%	0.00%
Eric English	0	0.00%	0.00%
All Directors, Officers, and Principal Stockholders as a Group	387,500,000	91.07%	91.07%

_____________

1)	The address of each shareholder is care of RJD Green, Inc. 4142 South Harvard Avenue, Suite D3, Tulsa, OK 74135 unless otherwise stated.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 750,000,000 shares of common stock, $0.0001 par value per share. Currently, we have 425,000,000 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are currently not authorized to issue shares of preferred stock.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Active Public Market for Common Stock

There is presently no active public market for our common stock. Our common stock is traded on the OTC QB under the symbol “RJDG”.  We can provide no assurance that our shares will ever be actively traded on the bulletin board or, if traded, that a public market will materialize.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Anton & Chia, LLP, Certified Public Accountants to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Jillian Ivey Sidoti, an attorney, was paid 10,000 shares of stock for services rendered relating to this S-1 registration statement.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of RJD Green will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

DESCRIPTION OF BUSINESS

RJD Green is a development stage company incorporated in the State of Nevada in September 2009. We were formed to engage in the business of advertising and marketing service green building supplies, green builders, appliances, and other green technologies for home building. During our initial year of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model. Additionally, we are in the process of expanding our website, which upon completion will address the aspects of our business concept as set forth below. We commenced our business operations in April 2010 through the posting of the initial page of our website (www.rjdgreen.com). We currently have nothing posted at rjdgreen.com. We are working on developing the site on the backend, out of public view. We initially will most likely, have a simple wordpress format prior to actual deployment of a fully functioning site.

We are attempting to build www.rjdgreen.com into an Internet based directory for green service providers and building products for consumers and professional in addition to a comprehensive consumer information website. Our principal goal is to earn revenues by uniting buyers and sellers of green building supplies for residential real estate in the United States. In order to generate revenues during the next twelve months, we must:

1. Enhance our existing website – We believe that using the Internet for a green building products directory and consumer information facility will provide us a base for operating our company. We registered the domain name www.rjdgreen.com, and have developed a preliminary website that is not published for public view as it is not updated fully. We expect to expand the site to be more comprehensive. We have begun construction on the preliminary aspects of our website, and intend to have a fully developed website during the third quarter of 2011.

2. Develop and implement a marketing plan – Once we establish our presence on the Internet, we intend to devote our efforts to developing and implementing a plan to market our services to businesses. In order to promote our company and attract customers, we plan to advertise via the Internet in the form of banner ads, link sharing programs and search engine placements. We most likely will provide free space to larger retailers for a short period of time to attract interest in the availability of advertising space on our site. We will offer free space and resources until we build up a database of qualified leads and also are better known to our potential customers. After search engine optimization is in place as well as social networking functions, we will begin to offer our advertising opportunities at various levels. We expect this to take place in the first quarter of 2012.

3. Develop and implement a comprehensive consumer information website – In addition to providing consumers with a directory of green building product and service providers, we intend to develop a consumer information website. This consumer information website is intended to let shoppers research the most detailed information regarding green building technologies.

We have limited start-up operations and generated no revenues. Our operations, to date, have been devoted primarily to startup and development activities, which include the following:

•	Formation of the company;
•	Creation of our initial website, www.rjdgreen.com
•	Research of our competition;
•	Development of our business plan
•	Research of software to assist us in our anticipated website development; and
•	Establishment of listing criteria.

On May 21, 2013, the registrant entered into a definitive agreement with the shareholders of Silex Holdings, Inc.  Pursuant to the agreement, the registrant will purchase all of the outstanding securities of Silex Holdings, Inc. in exchange for 375,390,000 common shares of the registrant.  The registrant anticipates that the acquisition will take place during the third quarter of 2013.  Silex Holdings, Inc. shall be a wholly owned subsidiary of the registrant.

Silex Holdings, Inc. ( www.silexholdingsinc.com ) was formed for the purpose of acquiring and managing high growth assets and business enterprise with a primary focus in oil and gas property development and green environmental services.

Silex Holdings has three divisions:

Energy – the first projects are the redevelopment of proven properties that offer additional shallow well exploration, and Silex Holdings is in discussions with service and manufacturing entities that service the industry, for an additional merger in 2013.  A proprietary waste oil recovery process has been procured and the first plant will be installed this year.

Environmental Services – In 2013, Silex Holdings will launch a proven, patented technology for commercial meat farms that eliminates animal waste returning usable ground water to the farm, and we have launched a green industrial coatings service that offers both structural integrity and elongated life usage. Silex Holdings is in discussions for another service acquisition in 2013, and has acquired a proprietary water treatment process that offers savings for industrial / municipal water storage facilities.

Silex Interiors - a manufacturer, distributor, and installation service for specialty building materials for kitchen and bath needs for residential and commercial contractors, as well as direct sales to the retail in multiple regional locations.  Silex Holdings’ management team has recently completed the restructure of this company.  The company is being structured for franchising to launch in late 2014.

In conjunction with the acquisition of Silex Holdings, the sole officer, Zahoor Ahmad has agreed to resign his position as the sole officer and has agreed to remain on the Board of Directors for not more than Sixty (60) days.  Additionally, at closing, Mr. Ahmad has agreed to retire 375,390,000 common shares of the registrant held by him.

The registrant has agreed not to reverse its common shares for a period of six months from the date of Closing.

Business of Issuer

We are developing an online directory for retailers of green building products, supplies, and services aimed at consumers. We believe that by limiting our directory that we stand a better chance of developing a marketplace for that is targeted to a specific set of advertisers. Upon completion of our website, RJD Green is intended to have a website which will be a fully automated, topically arranged, intuitive, and easy-to-use service that supports a searching experience in which sellers highlight various green building products for sale in various location.

One stop at www.rjdgreen.com is intended to let consumers research online before making the actual purchase of green products, supplies or services. We are designing our website, and browsing experience to let shoppers research detailed product information including carbon footprint and cost savings information. Consumers will be able to write reviews of various products on our site.

We intend to be an Internet destination and directory in the United States for consumers seeking information regarding green products, supplies, and services for building. We intend to utilize the power of the Internet to aggregate in a single location an extensive network of industry participants and a comprehensive database of product information to create a directory that is local, regional and national in nature.

Based upon our business model, we intend to provide significant benefits to retailers, consumers and other industry participants by enabling them to advertise interact and learn with what we believe is a significant online consumer audience related to green products and technology.  We intend our website to allow consumers to effectively navigate a large database of green providers in the United States, thereby optimizing their ability to find green providers of their choice in their chosen geographic area. We also intend to provide one of the most comprehensive sources of consumer green product and service information.

Our business model is being built on multiple revenue streams from a variety of industry participants interested in marketing their services to our consumer audience. We anticipate generating our revenues primarily from fees from green product and service sellers. We also intend to generate revenues from advertising from companies interested in reach an environmentally conscious audience.

Inefficiencies of Traditional Advertising Methods

There is a highly fragmented system of advertising and promotional methods are typically able to reach only consumers in a limited local or regional geographic area for green products. Traditional mass advertising media, such as newspapers, radio or television, are also inefficient because they reach many consumers who are not consumers of green products and they do not provide a means to target advertising to consumers who are likely to purchase based upon their individual preferences and interests. Moreover, the costs associated with traditional mass advertising typically rise every year, generally without attendant increases in the size or precision of the audience delivery.

For the consumer, the process researching locations to buy green products is generally viewed as an inefficient process. Consumers historically have not had access in a single, centralized location to the information needed to research and evaluate green product purchasing decisions.

The Online Green building product opportunity

Because of the size and fragmented nature of the green building material and sustainable energy industries and their reliance on the exchange of information, the Internet provides an efficient platform for retailers to aggregate and disseminate information to consumers as well as to expose consumers, dealers, and builders to an extensive range of buying opportunities. Compared with traditional media, the Internet provides significant advantages to retailers and dealers of green building products in that they have the ability to target local buyers more cost-effectively, differentiate their products and services more effectively and expand the size of their market to reach potential consumers beyond their normal trading area.

We believe that consumers are increasingly using the Internet when making purchase decisions about green building products because of the inadequacy of available information from other sources and the convenience of searching a database of aggregated green building product supplier information from the privacy of their home or office. While the Internet substantially increases the amount of information available for researching and evaluating green product purchasing decisions and choices, this information is often not aggregated at a central, organized source.

Our Solution

We believe that by providing a marketplace on the Internet where dealers and consumers of green building products can meet in a single location will deliver significant value. A powerful Internet marketplace can provide national chains, sellers, resellers, and other providers of green products and services and national advertisers an effective environment for reaching an economically and geographically diverse group of targeted consumers who have expressed an interest in green building product information by logging onto our website. Our website is being designed to provide consumers with a "one-stop" destination that incorporates all aspects of content related to green building products.

Significant Benefits to Retailers

If we are able to structure our website the way we envision the website in our business plan, then we believe we will provide significant benefits to consumers such as:

Significant Benefits to Consumers

We expect that our website will become a consumer destination for green building materials and suppliers. We will allow consumers to compare prices and services of various green product retailers in their areas.

- website links, own website;
- website design and hosting, which provide retailers with their own website
- banner advertising, Web page as it is being viewed by a potential buyer determined by search criteria, including geography, material type, energy uses, and pricing

STRATEGY

Our objective is to build and maintain an online directory for facilitating transactions between retailers and green builders and consumers of green building supplies and services. We intend to accomplish our objective by pursuing the following strategic initiatives:

•	Enhance and Broaden Services and Content Offerings

   We anticipate offering products and services such as expanded advertising and promotional opportunities, forms of enhanced listings, product provider website services, and information related to the benefits of green building products. We also plan to enhance and expand the selection criteria of our customer-driven search tools by allowing searches to pinpoint even more effectively the green building product of the consumer's choice. We currently do not have the required software to provide for the type of searches we anticipate; however we have commenced the evaluation process.

   We intend to further integrate content offerings with our search and purchase functions by deploying new enhanced versions of our website thereby further establishing ourselves as a comprehensive, independent destination for green building product information and encouraging repeat user visits. Additionally, we intend to broaden the resources available to consumers by developing relationships with other leading green product content providers working in environmentally friendly areas of building.

•	Increase Brand Awareness and Consumer Traffic

   We believe that building consumer and dealer awareness of the rjdgreen.com brand and the products and services that we offer is critical to our effort to build an online sustainable building material and alternative energy marketing company whereby we provide information regarding green products and services. We intend to focus our consumer marketing efforts primarily on online advertising with selected high traffic Internet portals and websites. Our strategy is to further increase our brand awareness and website traffic through advertising efforts encompassing online advertising methods and appearing at select trade shows for consumer green products.

•	Leverage Our Business Model

   Our business model revolves around facilitating the interaction between buyers and sellers of environmentally responsible building through the use of green building products. By combining an expansion of consumer traffic to our website with an expansion of the size and information content of our listing database, we expect to continue to experience rapid growth in the generation of leads for suppliers and other industry participants. We are developing a scalable business model characterized by multiple revenue streams, a significant portion of which are recurring in nature:

	•	placement and advertising fees from sellers and dealers of green building products;
	•	revenue from facilitating e-commerce transactions for aftermarket products);
	•	Fees from national advertising programs, promotions and services.

Services to Consumers

We intend to offer consumers a "one-stop" shopping website with all of the information and tools a consumer needs to purchase green building products for their cars.

Product Provider Search, Selection and Listing.

Our website will make the green product supplier search, selection and listing process easy by providing a searchable database of product provider listings, a user-friendly online forms and access to maps and directions. More specifically, we intend to provide consumers with the following services:

Services to Other Industry Participants

We intend to offer vendors of green products and services the ability to reach purchase-minded, or service minded consumers on our website in order to capture sales opportunities for which we receive commissions and advertising fees. Our focus will be on industry participants selling products dedicated to environmentally responsible building.

•

Searchable Product Provider Listings. Search our database by city, state, zip code and geographic location and obtain contact information such as e-mail addresses, telephone numbers and maps with directions.

•	"Product FAQs” Lean about the different types of green building products for your home
•

Product Information and Consumer Tools. Our website will help consumers select the right building materials and sustainable products for their building type, individual preferences, price parameters and geographic location. We intend to provide consumers with expert reviews and advice relating to the green market. More specifically, we anticipate providing consumers with the following services:

•	Decision Guide. Complete a simple "Custom Search" question-and-answer form in our interactive decision guide to find out which materials and produces best fit the consumer's desires, needs and budget.
•	Product Reviews and Comparisons. Review products from such leading material and product providers and other consumers.
•	Pricing Guides. A guide to prices for green building products.

Aftermarket Goods and Services

Advertising. If we are successful with our website, we intend to provide national and regional industry participants, who sell aftermarket goods and services, with an effective, efficient and accessible website on which to promote their products and services.

Technology

In order to operate our website, we will be required to have a scalable user interface and transaction processing system that is designed around industry standard architectures and externally developed non-proprietary software, such as that provided by SAS. The system will be required to maintain operational data records regarding service and product providers.

The system will be required to have the capability to provide building supplier sellers, builders, advertisers and vendors with online access to information relevant to their business. For example, these vendors should be able to access an www.rjdgreen.com extranet Dealers.rjdgreen.com to manage their products and services by adding, modifying or updating their listings, as well as uploading pictures or text.

Our operations will be required to provide website services 24 hours a day, seven days a week with occasional short interruptions due to maintenance or system problems, such as power failures or router failures. We will be required to have two website hosting operations for redundancy and load distribution, with two separate locations. Both of these hosting facilities will be required to be state-of-the-art with multiple redundancies for power and network components. Additionally, at each facility, our systems will be required to have redundant units such as multiple Web servers and databases. These systems are expensive and cause us a capital outlay which we currently do not have.

Milestones

To date, we have organized our company and obtained the domain www.rjdgreen.com. Other than this, we have not accomplished any other milestones. Below is an outline of the milestones we expect to reach in the next twelve months.

We are currently researching software platforms on which to develop our website. We are also researching whether we will use American or foreign developers. Foreign web developers have the advantage of being more affordable, but possible communication barriers may not make this the most efficient choice. We will look to outsourcing websites such as ODESK.com for potential foreign developer candidates.

July 2011 – identify web developers to develop a database that will be searchable by geography, price, services, and materials. This will be the main portion of our website and essential for selling advertising space. We expect this development portion to be the most costly in the implementation of our business plan, but not to exceed $10,000. We believe once the site is fully developed we will be able to immediately start generating revenues. In the event we are unable to pay for this, we will deploy our Wordpress based site which will cost us a minimal amount of money and may be deployed with resources the Company already has. A Wordpress based site is not as comprehensive as other database driven sites, but is easy to implement, update and use, even for a novice web developer or blogger - Completed

July 2011 – Develop a price list for premium listings and banner advertising on the site - Completed

August 2011 – invite vendors to populate the database with their information, products, service areas, and other pertinent information. Listing in the database will be free, but premium listings and other advertising on the website such as banner advertising and featured vendors will generate revenues for the Company - Completed

September 2011 – Develop content for the website such as articles, manuals, and blogs that would be of interest to the green building material consumer. These articles may also include information on “green cities” and areas. Some articles may also address government incentives for using green building materials and sustainable products. We will also use RSS feeds to provide content to our website.

RSS (most commonly expanded as Really Simple Syndication) is a family of web feed formats used to publish frequently updated works—such as blog entries, news headlines, audio, and video—in a standardized format. An RSS document (which is called a "feed", "web feed” or "channel") includes full or summarized text, plus metadata such as publishing dates and authorship. Web feeds benefit publishers by letting them syndicate content automatically. They benefit readers who want to subscribe to timely updates from favored websites or to aggregate feeds from many sites into one place. RSS feeds can be read using software called an "RSS reader", "feed reader", or "aggregator", which can be web-based, desktop-based, or mobile-device-based. A standardized XML file format allows the information to be published once and viewed by many different programs. The user subscribes to a feed by entering into the reader the feed's URI or by clicking a feed icon in a web browser that initiates the subscription process. The RSS reader checks the user's subscribed feeds regularly for new work, downloads any updates that it finds, and provides a user interface to monitor and read the feeds. RSS allows users to avoid manually inspecting all of the websites they are interested in, and instead subscribe to websites such that all new content is pushed onto their browsers when it becomes available. We will also provide our content via RSS feeds to drive additional traffic to our site – Completed but continuing to be updated

Ongoing, 2011 to present - we plan to deploy the website by back-linking, search engine optimization, and other various marketing methods. In basic link terminology, a backlink is any link received by a web node (web page, directory, website, or top level domain) from another web node. Backlinks are also known as incoming links, inbound links, inlinks, and inward links. Search engine optimization (SEO) is the process of improving the visibility of a website or a web page in search engines via the "natural" or un-paid ("organic" or "algorithmic") search results. Other forms of search engine marketing (SEM) target paid listings. In general, the earlier (or higher on the page), and more frequently a site appears in the search results list, the more visitors it will receive from the search engine. SEO may target different kinds of search, including image search, local search, video search and industry-specific vertical search engines. This gives a website web presence.

We intend to use other forms of marketing and advertising to drive traffic to our site via direct mail and opt-in email campaigns. We will continuously update our website with new educational information and blog postings for our visitors.

Ongoing - December 2011 to present – We expect that we will make use of Google Adsense until we are able to sell all of the available ad space on our web site (which may be never. We may always utilize the services of Google Adsense.) We will be paid for displaying targeted Google ads on our site. We will be able to customize these ads to match our site’s look and feel. Adsense will allow us to track our success online.  We will also look to use the services of affinityclick.com   and simply.com. We hope to only use these services, however, until the end of September 2011 at which time we hope be selling all spaces on our site ourselves without the middle man costs of these outside services.

Ongoing - January 2012 - present– Development of “live” events and conferences where industry experts will be invited to speak on green technology and resources that effect the real estate industry. Vendors will be invited (for a price) to come and showcase their services and products to consumers of such products and services. This portion of our business has not been fully researched or developed as we are currently concentrating on the development and planning of our core business, our website.

Competition

We will compete against a variety of websites offering similar content.  Barriers to entry on the Internet are relatively low; however, most other websites do not currently offer our proposed unique blend of product provider listings, green products and services and relevant content offerings. We anticipate facing significant competition in the future from new websites that offer the same emphasis on environmentally responsible building and services and existing websites that introduce competing services. We currently do not have a developed website nor are we generating any revenues, thus we do not effectively compete with those sites that may someday, be our competition. We also lack financial resources that limit our ability to compete against other websites offering similar content.

Advertising Media

Our product and service listing services, when available, will compete against a number of websites that offer both information and product information featuring suppliers and sellers. We will also be competing with traditional media companies such as newspapers (print magazines specializing in environmentally responsible lifestyles.).

Products and Services

Our proposed green technology e-commerce service offerings will, upon completion, compete against a verity of Internet and offline green technology companies. There are a number of websites that offer green technology products and services, some of which have substantial green product listings and shopping information. We will also face competition indirectly from traditional offline stores that offer green products and services similar to those proposed to be on our website.

Content Offerings

Our content offerings will compete with both Internet and offline content providers. There are a number of websites that provide content related to environmentally responsible living. In addition, print content providers such as magazines, books and newspapers also provide similar content.

We believe that the principal competitive factors in attracting vendors, suppliers, and advertisers should include:

•	a large volume of website consumer traffic;
•	an awareness of brand and brand loyalty;
•	the demographics of environmentally responsible consumers; and
•	the cost effectiveness of advertising on a website, including the ability to target advertising to specific audiences.

We believe that the principal competitive factors in attracting consumers to our website are:

•	breadth and depth of green building product provider listings;
•	brand awareness and loyalty;
•	ease of use;
•	website functionality, responsiveness and information;
•	a positive browsing experience for the consumer; and
•	quality of content, other service offerings and customer service.

Intellectual Property & Proprietary Rights

Upon completion of our website, we will regard substantial elements of our website and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. We currently do not have any technology we consider proprietary, as we are currently in our development stage.

Employees

We are a development stage company and currently have no employment agreements with our officers and directors.  Other than the activities related to the Company, our officers and directors are the principals in multiple other companies that invest in real estate.  We look to our officers and directors for their entrepreneurial skills and talents.  Initially, our officers and directors will coordinate all of our business operations.  They will provide the working capital to cover our continuing expenses until our revenue is sufficient to cover those expenses.  We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees: however we do not intend to hire these individuals within the next 12 months. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

Our officers and directors spend the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation fo r, and developing our business plan and overseeing the technological aspects of our business, including the analysis of various software companies capable of generating the type of software we require.

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We are subject to the requirements of Section 15(d) as opposed to the requirements of Section 13(a) under the Exchange Act, which requires an issuer to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

RJD Green, Inc., a Nevada company, is a development stage company incorporated in the State of Nevada in September 2009. We were formed to engage in the business of marketing and promoting green technologies, services, appliances, building materials and other green products suitable for residential buildings through our online website, (www.rjdgreen.com.). In April 2010, we commenced our planned principal operations, and therefore have no significant assets. To date, we developed our business plan and have launched a preliminary site focused on green building materials and green technologies for the edification of builders, consumers, architects, and other residential building professionals. We intend to generate revenues from advertising.  We need to build out our website in greater detail to focus on specific local markets. Additionally, we need to complete a database and search function on our site to highlight specific cities and states that have high concentrations of those consumers seeking green technology, appliances and building supplies for their homes. In the next twelve months, we plan to take the following steps:

•

Hire web developers to develop and update our database driven website. We may look to overseas developers to save on costs. We believe this will be the most expensive aspect of our business and will cost us no more than $10,000 to fully develop our website and deploy it. We believe once the site is fully developed we will be able to immediately start generating revenues. In the event we are unable to pay for this, we will deploy our Wordpress based site that will cost us a minimal amount of money and may be deployed with resources the Company already has.

•

The database portion of our website is developed and functional and we invite green building product and services providers to populate the database with their information including location, products, prices, and other general, searchable information. We expect the marketing efforts to find such service providers to cost us approximately $1,500. We will outsource this type of work.

•

In the 2nd quarter of 2013, we expect to start reaching out to vendors of products and services to offer them premium listings and banner advertising opportunities. We will also use freelance, foreign workers for this effort. We expect this to cost us approximately $3,000.

•

While we are attempting to sell ad space on our site, we will use the services of Google Adsense, infinityclick.com, and simply.com for the purposes of generating revenue. (See our “Description of Business” for more information)

•	We have started generating minimal revenues.
•	We will most likely look to our sole officer and director for additional capital in the form of a loan.
•

Our website is fully developed and we have begun developing content for our website to drive traffic to the website. Such content may include blogs, articles, videos and other sources of information for the green building material and service consumer. We will develop most of this content in house even if we do raise additional funds and all of this content in house if we do not raise additional funds. If we do raise additional funds, we expect to pay approximately $100 per article or video of content with new content every weekday. We will also provide a platform for those who would like to provide content in the way of articles and videos for free to our in exchange for the exposure to their company, product, or service.

•

We will utilize backlinking and SEO to drive additional traffic to our website. We will most likely utilize the services of overseas service providers via a site such as odesk.com as this is a more affordable solution. Costs of this service can be as little as $2.50 per hour or $100 per week. We would pay for this for approximately 8 weeks or $800.

•

We will look to trade ads with other websites that are complementary to our site in order to market our site and services. We will budget for these costs depending on how much additional capital is raised. If no other capital is raised, we will most likely forgo any such opportunities until we commence generating revenues.

•

We are developing other sources of revenue other than our website in 2013 such as trade conferences and seminar where providers of such green building products and services will be able to showcase their products and services.

Since our inception in September 2009 to May 31 , 2013, we have not generated significant revenues and have incurred a net loss of $ ~~4~~ 5 9 , 144 .  During this time, we incurred costs related to our incorporation, bank fees, legal fees, and accounting fees, and professional fees amounting to $ ~~4~~ 6 0 , 2 0 9 .  Until April 2010, our only business activity was the formation of our corporate entity, creation of our business model, and analyzing the viability of our business. We believe that sales revenue, loans from our officer, and small amounts of equity will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. We may sell additional shares in a private offering or other offering if we are unable to obtain funds from another source such as a shareholder loan. If sufficient funds cannot be raised, none of the Company’s plans may be implemented. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from listing fees will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

Results of Operations

For the three months ended May 31, 2013, we received revenues of $565.  We paid $2,565 for professional services, $675 in organizational fees, $10,780 in legal and audit, and $132 in bank fees.  As a result, we had net loss of $13,587 for the three months ended May 31, 2013.

In comparison, for the three months ended May 31, 2012, we did not receive any revenues.  We had professional services fees of $4,831 and bank fees of $16.  As a result, we had net loss of $4,847 for the three months ended May 31, 2012.

For the nine months ended May 31, 2013, we received revenues of $1,065.  We paid $500 in filing fees, $675 in organizational fees, $12,765 in legal and audit fees, $6,863 for professional services, and bank fees of $180.  As a result, we had net loss of $19,918 for the nine months ended May 31, 2013.

In comparison, for the nine months ended May 31, 2012, we did not receive any revenues.  We had organization fees of $325, filing fees of $114, professional services expenses of $7,343, and bank fees of $80.  As a result, we had net loss of $7,863 for the nine months ended May 31, 2012.

The 280% increase in net loss for the three months ended May 31, 2013 compared to the three months ended May 31, 2012, and the 253% increase in net loss for the nine months ended May 31, 2013 compared to the nine months ended May 31, 2012 were caused primarily by the increase in legal and audit, and professional services during these periods.  These expenses were accrued as a result of the reporting requirements for a public company.

For the year ended August 31, 2012, we did not earn any revenues.  We paid organization fees of $900, filing fees of $114, and legal and audit fees of $147.  We also paid professional services of $7,890 and bank fees of $128.  As a result, we had net loss of $9,179 for the year ended August 31, 2012.

Comparatively, for the year ended August 31, 2011, we did not earn any revenues.  We paid organization fees of $233 and legal and audit fees of $2,952.  We paid professional services of $18,998 and bank fees of $122.  As a result, we had net loss of $22,305 for the year ended August 31, 2011.

The 58.85% decrease in net loss for the year ended August 31, 2012 compared to August 31, 2011 is primarily the result of decrease legal and audit expenses and professional services expenses during the year ended August 31, 2012.  We had decreased operations during the year ended August 31, 2012.  During the year ended August 31, 2011, we incurred extensive legal, audit, and professional services fees in order to begin our stock offering.

We expect to incur the normal expenses related to being a public company such as accounting and legal costs. We may drain all available financial resources to pay for such costs depending on our operations and costs. To date, our attorney has provided services in exchange for a nominal fee, but there is no guarantee that this will continue and thus, we may be financial distressed because of the costs associated with being a public company. We will also incur fees for audits and reviews so that we can file the proper 10q’s and 10k’s. As we begin to generate revenues, realize expenses, and acquire assets, it is possible that the costs related with being a public company will increase.

On May 21, 2013, we entered into a definitive agreement with the shareholders of Silex Holdings, Inc.

For Silex Holdings, Inc, for the year ended December 31, 2012, we had net sales of $2,140,708.  We had a cost of goods sold (exclusive of depreciation) of $1,413,113, selling expenses of $102,578, and general and administrative expenses of $950,693.  We paid an interest expense of $18,010.  As a result, we had net loss of $343,686 for the year ended December 31, 2012.

Comparatively, Silex Holdings, Inc. for the year ended December 31, 2011, had net sales of $2,432,469.  We had a cost of goods sold (exclusive of depreciation) of $1,402,129, selling expenses of $188,553, and general and administrative expenses of $948,189.  We had other expenses of $22,066 and interest expenses of $32,325.  As a result, we had net loss of $160,793 for the year ended December 31, 2011.

The 214% increase in net loss for Silex Holdings, Inc. for the year ended December 31, 2012 compared to the year ended December 31, 2011 is primarily due to decreased sales without a corresponding decrease in operating expenses.

Liquidity and Capital Resources

For the period from September 10, 2009 (inception) through May 31, 2013, we have not conducted any investing activities.

For the nine months ended May 31, 2013, we received $13,325 from additional paid in capital and $5,000 from related party borrowing.  As a result, we had net cash provided by financing activities of $18,325 for the nine months ended May 31, 2013.

For the nine months ended May 31, 2012, we received $8,581 from related party borrowing.  As a result, we had net cash provided by financing activities of $8,581 for the nine months ended May 31, 2012.

As of May 31, 2013, we have cash assets of $1,161.   The investigation of prospective financing candidates involves the expenditure of capital. The registrant will likely have to look to its officers and directors, or to third parties for additional capital. There can be no assurance that the registrant will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

In the past, the prior sole officer and director, Robert Kepe provided any cash needed for operations, including any cash needed for the recent public offering. To date, Mr. Kepe has lent the registrant $25,980. This debt was converted into common shares on March 18, 2013.

Our officers and directors intend to lend the registrant additional capital to pay the accounts payable and to cover any additional reporting costs, but has no obligation to do so.

If our officers and directors are unable to lend additional funds to the registrant in the event that registrant needs additional funds, we may need to deploy a plan to sell additional shares or look to a third party to lend funds to the registrant. If the registrant is to borrow funds from a third party, the terms and conditions of such a loan will most likely not be on terms as favorable as the terms offered by our officers and directors. If we are unable to address our liquidity issues, there is a great chance that the registrant will not have adequate funding to continue its business plan and will thus, fail.

On January 20, 2013, the registrant commenced operations as a consultant and website raising awareness of green and efficient building materials and concepts. Currently, their website is live and operational. Furthermore, the registrant has generated revenues from its consulting services to contractors and builders. We currently only have $1,161. Therefore, the cash currently available to us may not enable us to continue to market the site to the state in which it will optimally be able to generate material revenues. If we are to generate material revenues prior to needing any additional funding, we will immediately reinvest such revenues into further development our site and deployment of our business plan. We believe that the cash we have available will sustain us for approximately three (3) more months so long as we continuing operating in the manner that we are currently operating.

Equity Distribution to Management

Since our incorporation, we have raised capital through private sales of our common equity.  As of May 31, 2013, we have issued 755,000 pre-split shares of our common stock to various shareholders and our former manager, Robert Kepe, in exchange for cash of and services.  Specifically, Mr. Kepe received 275,000 shares in exchange for services relating to our organization, and development or our business plan worth approximately $27,500. Mr. Kepe, via Alliance Real Estate, Inc. purchased 50,000 shares at $.10 per share for a total of $5,000 in order to further capitalize the Company on September 27, 2010.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Facilities

We currently maintain an office at 4142 South Harvard Avenue, Suite D3, Tulsa, OK 74135. We have no monthly rent, nor do we accrue any expense for monthly rent.  Mr. Brewer, our Chief Operating Officer provides us a facility in which we conduct business on our behalf.  Mr. Brewer does not receive any remuneration for the use of this facility or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not require personnel other than our officers and directors to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from Mr. Brewer, our Chief Operating Officer.  Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

On March 18, 2013 and March 21, 2013, Zahoor Ahmad acquired an aggregate of 387,500,000 (post 2 for 1 forward split) shares of the registrant for $273,414 from Robert Kepe, a former director and officer of the registrant.  Mr. Ahmad now beneficially owns 91.07% of all outstanding shares of the registrant.  Mr. Ahmad paid for these shares from personal funds.

During July of 2010, Robert Kepe, our former officer and director received 100,000 shares of common stock, at a price of $0.001 per share. He received an additional 275,000 shares at a value of $27,500 in connection with his services related to the development of our business plan and organizational services related to the Company and this Offering. Mr. Kepe was the sole officer, director, and promoter of RJD Green and developed the business plan.

On March 18, 2013, the Company issued 175,000,000 common shares to Zahoor Ahmad for the conversion of debt payable to Robert Kepe, the former officer and director.  The issuance resulted in a change of control of the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

In the first quarter of 2013, our common stock began to be quoted on the OTC QB under the symbol “RJDG.”

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our former sole officer and director, Robert Kepe from inception (September 15, 2009) to May 31, 2012.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

Robert Kepe,	2010	$-0-	-0-	-0-	$27,500	-0-
President, Secretary Treasurer	2011	$-0-	-0-	-0-	-0-	-0-
	2012	$-0-	-0-	-0-	-0-	-0-

Mr. Kepe has not received any monetary compensation or salary since the inception of the Company. Mr. Kepe has agreed to not receive any compensation or enter into any employment agreements until the Company begins operations. He has received 275,000 shares of restricted stock in exchange for his services in 2010.

Mr. Zahoor Ahmad was appointed an officer on April 5, 2013 and has not received any monetary compensation or salary since his appointment.

Mr. Rex Washburn, Mr. Mike LaLond, and Mr. Ron Brewer were appointed as officers in June 2013, and have not yet received any monetary compensation or salary since their appointment.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to RJD Greens, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

RJD Green did not grant any stock options to our executive officers during the most recent fiscal period ended May 31, 2012. RJD Green has also not granted any stock options to the Executive Officers since incorporation .

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

Our officers and directors have agreed to provide services to us without compensation until such time as either we have earnings from our revenue.

Board Committees

We do not currently have any committees of the Board of Directors. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent for the common stock will be Worldwide Stock Transfer, LLC 433 Hackensack Avenue - Level L, Hackensack, NJ 07601.

REPORTS TO SECURITY HOLDERS

RJD Green, Inc. is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

*	We have less than 300 stockholders of record; or
*	We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years.

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F St., NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

RJD GREEN INC

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

Balance Sheets as of May 31, 2013 (Unaudited) and

August 31, 2012 (Audited)

37

Statements of Operations - For the Three and Nine Months

Ended May 31, 2013 and 2012
and for the period from September 10, 2009 (Inception)
to May 31, 2013 (Unaudited)

38

Statements of Cash Flows - For the Nine Months Ended May 31, 2013 and 2012

and the period from September 10, 2009 (Inception) to May 31, 2013 (Unaudited)

39

Notes to Unaudited Financial Statements

40

Reports of Independent Registered Public Accounting Firm

44

Balance Sheets as of August 31, 2012 and 2011

46

Statements of Operations for the years ended August 31, 2012 and 2011 and for the period from September 10, 2009 (Inception) to August 31, 2012

47

Statements of Changes in Stockholders’ Deficit for the Period from September 10, 2009

(Inception) to August 31, 2012

48

Statements of Cash Flows for the years ended August 31, 2012 and 2011 and for the period from September 10, 2009 (Inception) to August 31, 2012

49

Notes to Financial Statements

50

Report of Independent Registered Public Accounting Firm

54

Consolidated Balance Sheets for Silex Interiors, Inc. as of December 31, 2012 and 2011

55

Consolidated Statements of Operations for Silex Interiors, Inc. for the years ended

December 31, 2012 and 2011

57

Statement of Stockholders’ Equity for Silex Interiors, Inc. for the years ended

December 31, 2012 and 2011

58

Consolidated Statements of Cash Flows for Silex Interiors, Inc. for the years ended

December 31, 2012 and 2011

59

Notes to Financial Statements

60

Pro Forma Balance Sheets as of March 1, 2013

68

Pro Forma Statement of Operations as of March 1, 2013

70

Pro Forma Balance Sheets for the previous twelve month period

71

Pro Forma Statement of Operations for the previous twelve month period

72

RJD GREEN INC

(A DEVELOPMENT STAGE COMPANY)

Condensed Balance Sheets

	May 31, 2013	August 31, 2012
Assets:	(Unaudited)

Current Assets:
Cash	$1,161	$2,754
Total Assets	$1,161	$2,754

Liabilities and Shareholders' Deficit:

Current Liabilities:
Due to related party	$-	$20,980
Total Liabilities	-	20,980

Shareholders' Deficit:

Common Stock, 750,000,000 shares authorized (par value $.00001) and 425,000,000 shares issued and outstanding as of May 31, 2013 (Unaudited) and August 31, 2012, respectively	4,255	755
Additional paid in capital	56,325	20,520
Discount on Common Stock	(275)	(275)
Accumulated Deficit	(59,144)	(39,226)
	1,161	(18,226)
Total Liabilities and Shareholders' Deficit	$1,161	$2,754

The accompanying notes are an integral part of these condensed financial statements.

RJD GREEN INC

(A DEVELOPMENT STAGE COMPANY)

Condensed Statements of Operations

	For the Three Months Ended May 31, 2013	For the Three Months Ended May 31, 2012	For the Nine Months Ending May 31, 2013	For the Nine Months Ending May 31, 2012	Cumulative from Sept 10, 2009 (the date of inception) to May 31, 2013
Revenue	$565	$-	$1,065	$-	$1,065

Operating Expenses:

Organization Fees	675	-	675	325	4,182
Filing Fees	-	-	500	114	923
Legal and audit	10,780	-	12,765	-	19,047
Professional Services	2,565	4,831	6,863	7,343	35,539
Bank Fees	132	16	180	80	518

Total Operating Expenses:	14,152	4,847	20,983	7,862	60,209
Loss before income taxes	(13,587)	(4,847)	(19,918)	(7,862)	(59,144)

Provision for income taxes	-	-	-	-	-

Net loss	$(13,587)	$(4,847)	$(19,918)	$(7,862)	$(59,144)

Net loss per share (basic and diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares (basic and diluted)	425,000,000	15,990,150	425,000,000	15,990,150

The accompanying notes are an integral part of these condensed financial statements

RJD GREEN INC

(A DEVELOPMENT STAGE COMPANY)

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ending May 31, 2013	For the Nine Months Ending May 31, 2012	Cumulative since September 10, 2009 (inception) to May 31, 2013

Operating Activities
Net loss	$(19,918)	$(7,862)	$(59,144)
Net cash used in operations	(19,918)	(7,862)	(59,144)

Financing Activities
Additional paid in capital	13,325	-	13,325
Issuance of Common Stock	-	-	21,000
Borrowing from a related party	5,000	8,581	25,980
Net cash provided by financing activities	18,325	8,581	60,305

Net increase (decrease)	(1,593)	719	1,161

Cash at the Beginning of the Period:	2,754	1,466	-

Cash at the End of the Period	$1,161	$2,185	$1,161

NON-CASH TRANSACTIONS
Conversion of debt to common shares	$25,980	$-	$25,980

The accompanying notes are an integral part of these condensed financial statements

RJD GREEN INC.

(A DEVELOPMENT STAGE COMPANY)

Notes to the Condensed Financial Statements (Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

RJD Green Inc. (the "Company") was incorporated under the laws of the State of Nevada On September 10, 2009 and has been inactive since inception. The Company intends to develop an Internet based e-commerce venture.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - DEVELOPMENT STAGE COMPANY AND GOING CONCERN

The Company has earned minimal revenue from operations since inception. Accordingly, the Company’s activities have been accounted for as those of a "Development Stage Enterprise" as set forth in ASC 915, "Development Stage Entities." Among the disclosures required by ASC 915, are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

The Company sustained operating losses and accumulated deficit of $59,144 as of May 31, 2013. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing, as may be required.

The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents as of May 31, 2013 and August 31, 2012, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 820-10, (formerly SFAS No.157), “Fair Value Measurements and Disclosures" for financial assets and liabilities. FASB ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.

Level 1:  Quoted prices in active markets for identical assets or liabilities.

Level 2:  Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS – Not Adopted

In April 2013, the FASB issued ASU No. 2013-07, Presentation of Financial Statements (Top 205): Liquidation Basis of Accounting. The objective of ASU No. 2013-07 is to clarify when an entity should apply the liquidation basis of accounting and to provide principles for the measurement of assets and liabilities under the liquidation basis of accounting, as well as any required disclosures. The amendments in this standard is effective prospectively for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We are evaluating the effect, if any, adoption of ASU No. 2013-07 will have on our financial statements.

INCOME TAXES

Under ASC 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of May 31, 2013 and August 31, 2012, there are no outstanding dilutive securities.

NOTE 3 DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

The Company received funds from related parties from inception to February 28, 2013 of $25,980 and the amount due does not bear interest and is due on demand. These funds were retired March 18, 2013 by the conversion of debt payable for issuance of 175,000,000 shares (pre – split) of common stock. The issuance resulted in a change of control of the Company.

The Company neither owns nor leases any real or personal property. An officer of the corporation provides office space without charge to the Company.

NOTE 4 COMMON STOCK

The Company is currently issuing only one class of common stock, and this has been issued at two different prices since inception. The Company is authorized to issue 750,000,000 shares of common stock at $0.00001.

As of May 31, 2013, the Company had 425,500,000 common shares issued and outstanding. There were 350,000,000 common shares issued during the nine months ended May 31, 2013.

In October 2009, the Company issued 20,000,000 common shares at $0.0001 per share for $2,000 in cash, resulting in additional paid-in capital of $1,800.

In April, 2010, the Company issued 27,500,000 common shares to the owner at a discount of $275 as founder’s shares.

In May 2010, the Company issued 10,000,000 common shares at $0.0001 per share for $1,000 in cash, resulting in additional paid-in capital of $900.

In August, 2010, the Company issued 13,000,000 common shares at $0.1 per share for $13,000 in cash, resulting in additional paid-in capital of $12,870.

In September 2010, the Company issued 5,000,000 common shares at $0.001 per share for $5,000 in cash, resulting in additional paid-in capital of $4,950.

On November 30, 2012, the Company effectuated a fifty to one forward stock split.

On March 18, 2013, the Company issued 350,000,000 common shares to Zahoor Ahmad, for the conversion of debt payable to a related party of $25,980. The issuance resulted in a change of control of the Company

As of March 21, 2013, the Company increased the authorized common shares from 500,000,000 to 750,000,000 common shares.  On March 31, 2013, the Company effectuated a 2 to 1 forward split increasing the outstanding shares of the Company to 425,500,000 common shares.

All shares presented in these condensed interim financial statements and accompanying footnotes has been retroactively adjusted to reflect the increased number of shares resulting from the two forward stock splits effective on November 30, 2012 and March 21, 2013.

NOTE 5 INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the benefit for income taxes were as follow:

	May 31, 2013	August 31, 2012
Benefit computed at federal statutory rate	34.00%	34.00%
State tax, net of federal tax benefit	0.00%	0.00%
Valuation allowance	(34.00%)	(34.00%)
Effective income tax rate	0.00%	0.00%

Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured. The following summarizes the deferred tax assets as of May 31, 2013 and August 31, 2012:

	May 31, 2013	August 31, 2012
Deferred tax asset - NOL	$ 29,097	$ 9,179
Less: valuation allowance	(29,097)	(9,179)
Net deferred tax asset	$ 0	$ 0

Due to a potential change in ownership under IRC 382, the amount of net operating loss that the Company may utilize in a future year may be limited under IRC Section 382.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not.

The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At May 31, 2013, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets would not be realized.  Accordingly, the Company has recorded a valuation allowance equivalent to 100% of its cumulative deferred tax assets.

As a result of the implementation of certain provisions of ASC 740 the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered materially uncertain. Therefore, there was no provision for uncertain tax positions for the nine months ended May 31, 2013 and for the year ended August 31, 2012. Future changes in uncertain tax positions are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance.

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

RJD Green Inc. (A development stage company)

We have audited the accompanying balance sheet of RJD Green Inc (the "Company") as of August 31, 2012, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended and for the period from September 10, 2009 (Inception) through August 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of August 31, 2011 was audited by other auditors, whose report dated November 21, 2011, expressed an unqualified opinion on those financial statements and also included an explanatory paragraph that raise substantial doubt about the Company’s ability to continue as a going concern.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2012, and the results of its operations and its cash flows for the year then ended and for the period from September 10, 2009 (Inception) through August 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2, which includes the raising of additional equity financing or merger with another entity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia LLP

Newport Beach, CA

December 6, 2012, except for Note 6, as to which the date is March 21, 2013.

Stan J.H. Lee, CPA

2160 North Central Rd.  Suite 209 Fort Lee  NJ 07024

P.O. Box 436402 San Diego CA 92143-9402

619-623-7799 Fax 619-564-3408   E-mail) stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

RJD GREEN INC.

(A Development Stage Company)

We have audited the accompanying balance sheet of RJD GREEN INC. as of August 31, 2011 and the related statements of operation, changes in shareholders’ deficit and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RJD GREEN INC as of August 31, 2011 and the results of its operation and its cash flows for the fiscal year  then ended in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company’s  lack of liquidity and losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

_________________________________

Stan J.H. Lee, CPA

Fort Lee, NJ 07024

November 21, 2011

RJD Green Inc.
(A Development Stage Company)
Balance Sheets

	August 31, 2012	August 31, 2011
Assets:

Current Assets:

Cash	$2,754	$1,466

Total Assets	$2,754	$1,466

Liabilities and Shareholders' Deficit:

Current Liabilities:

Due to related party	$20,980	$10,513

Total Liabilities	$20,980	$10,513

Shareholders' Deficit

Common Stock, 750,000,000 shares authorized ( par value $.00001) and 75,500,000 shares issued and outstanding as of August 31, 2012 and August 31, 2011, respectively (1)	755	755
Additional Paid in capital	20,520	20,520
Discount on Common Stock	(275)	(275)
Accumulated Deficit	(39,226)	(30,047)

	(18,226)	(9,047)
Total Liabilities and Shareholders' Deficit	$2,754	$1,466

(1) All common share amounts and per share amounts in these financial statements reflect the fifty-for-one and two-for-one stock splits of the issued and outstanding shares of common stock of the Company, effective November 30, 2012 and March 21, 2013 respectively, including retroactive adjustment of common share amounts.  See Note 6.

The accompanying notes are an integral part of these financial statements.

RJD Green Inc.
(A Development Stage Company)
Statements of Operations

	For the Year Ended August 31, 2012	For the Year Ended August 31, 2011	Cumulative from Sept 10, 2009 ( the date of inception) to August 31, 2012

Revenue	$-	$-	$-

Operating Expenses:

Organization Fees	900	233	3,507
Filing Fees	114	-	423
Legal and audit	147	2,952	6,282
Professional Services	7,890	18,998	28,676
Bank Fees	128	122	338

Total Operating Expenses:	9,179	22,305	39,226

Loss before income taxes	(9,179)	(22,305)	(39,226)

Provision for income taxes	-	-	-

Net loss	$(9,179)	$(22,305)	$(39,226)

Net loss per share ( basic and diluted)	$(0.000)	$(0.000)

Weighted average common shares (basic and diluted) (2)	75,500,000	75,500,000

(2) All common share amounts and per share amounts in these financial statements reflect the fifty-for-one and two-for-one stock splits of the issued and outstanding shares of common stock of the Company, effective November 30, 2012 and March 21, 2013, respectively, including retroactive adjustment of common share amounts.  See Note 6.

The accompanying notes are an integral part of these financial statements.

RJD Green Inc.
(A Development Stage Company)
Statements of Changes in Shareholders' Deficit

	Common Shares	Amount	Additional Paid-In Capital	Discount on Common Stock	Deficit Accumulated during development stage	Total

Balance as of September 10, 2009	-	$-	$-	$-	$-	$-

Common Stock Issued for Cash
$.0001 per share, Oct 2009 (3)	20,000,000	200	1,800	-	-	2,000

Common Stock issued to founder, April 2010 (3)	27,500,000	275	-	(275)	-	-

Common Stock Issued for Cash
$.0001 per share, May 2010 (3)	10,000,000	100	900	-	-	1,000

Common Stock Issued for Cash
$.001 per share, August 2010 (3)	13,000,000	130	12,870	-	-	13,000

Net Loss	-	-	-	-	(7,742)	(7,742)

Balance as of August 31, 2010	70,500,000	$705	$15,570	$(275)	$(7,742)	$8,258

Common stock issued for Cash $.001 per share, Sept 2010 (3)	5,000,000	50	4,950	-	-	5,000

Net loss	-	-	-	-	(22,305)	(22,305)

Balance as of August 31, 2011 (3)	75,500,000	$755	$20,520	$(275)	$(30,047)	$(9,047)

Net loss	-	-	-	-	(9,179)	(9,179)

Balance as of August 31, 2012 (3)	75,500,000	$755	$20,520	$(275)	$(39,226)	$(18,226)

(3) Retroactively adjusted to reflect the 50-for-1 stock split effective November 30, 2012 and the 2-for-1 stock split effective March 21, 2013.  See Note 6.

The accompanying notes are an integral part of these financial statements.

RJD Green Inc.
(A Development Stage Company)
Statements of Cash Flows

	For the Year ended August 31, 2012	For the Year ended August 31, 2011	Cumulative since September 10, 2009 (inception) to August 31, 2012
Operating Activities

Net loss	$(9,179)	$(22,305)	$(39,226)

Net Cash used in operations	(9,179)	(22,305)	(39,226)

Financing Activities

Issuance of Common Stock	-	5,000	21,000
Due to related party	10,467	7,000	20,980

Net cash provided by financing activities	10,467	12,000	41,980

Net increase (decrease) in cash	1,288	(10,305)	2,754

Cash at the Beginning of the Period:	1,466	11,771	-

Cash at the End of the Period	$2,754	$1,466	$2,754

The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

RJD Green Inc. (the "Company") was incorporated under the laws of the State of Nevada on September 10, 2009 and has been inactive since inception. The Company intends to develop an Internet based e-commerce venture.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - DEVELOPMENT STAGE COMPANY AND GOING CONCERN

The Company has not earned any revenue from operations since inception. Accordingly, the Company’s activities have been accounted for as those of a "Development  Stage  Enterprise" as set  forth in ASC 915, "Development  Stage Entities." Among the disclosures required by ASC 915, are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

The Company sustained operating losses during the years ended August 31, 2012 and 2011. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents as of August 31, 2012 and 2011, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 820-10, (formerly SFAS No.157), “Fair Value Measurements and Disclosures" for financial assets and liabilities. FASB ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.

INCOME TAXES

Under ASC 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of August 31, 2012 and 2011, there are no outstanding dilutive securities.

IMPACT OF NEW ACCOUNTING STANDARDS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

NOTE 3 INDEBTNESS TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

The Company received funds from related parties during the development period of $20,980 and the amount due do not bear interest and is due on demand.

The Company neither owns nor leases any real or personal property. An officer of the corporation provides office space without charge to the Company.

NOTE 4 COMMON STOCK

The Company is currently issuing only one class of Common Stock, this has been issued at two different prices since inception. The Company is authorized to issue 750,000,000 shares of common stock. As of August 31, 2012, 75,500,000 shares of common stock were issued and outstanding.

On October 2009, there were 20,000,000 shares issued at $0.0001 per share for $2,000 in cash, resulting in additional paid-in capital of $1,800.

On April 2010, there were 27,500,000 shares issued to the owner at a discount of $275 as founder’s shares.

On May 2010, there were 10,000,000 shares issued at $0.0001 per share for $1,000 in cash, resulting in additional paid-in capital of $900.

On August 2010, there were 13,000,000 shares issued at $0.001 per share for $13,000 in cash, resulting in additional paid-in capital of $12,870.

On September 2010, there were 5,000,000 shares issued at $0.001 per share for $5,000 in cash, resulting in additional paid-in capital of $4,950.

NOTE 5 INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the benefit for income taxes were as follow:

	August 31, 2012	August 31, 2011
Provision computed at federal statutory rate	34.00%	34.00%
State tax, net of federal tax benefit	0.00%	0.00%
Valuation allowance	-34.00%	-34.00%
Effective income tax rate	0.00%	0.00%

Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured. The following summarizes the deferred tax assets as of August 31, 2012 and August 31, 2011:

	August 31, 2012	August 31, 2011
Net operating losses	$(9,179)	$(22,305)
Less: valuation allowance	(9,179)	(22,305)
Net deferred tax asset	$-	$-

Due to a potential change in ownership under IRC 382, the amount of net operating loss that the Company may utilize in a future year may be limited under IRC Section 382.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not.

The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At August 31, 2012, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets would not be realized.  Accordingly, the Company has recorded a valuation allowance equivalent to 100% of its cumulative deferred tax assets.

As a result of the implementation of certain provisions of ASC 740 the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered materially uncertain.  Therefore, there was no provision for uncertain tax positions for the years ended August 31, 2012 and 2011.  Future changes in uncertain tax positions are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance.

NOTE 6 SUBSEQUENT EVENTS

On November 30, 2012, the Company effectuated a fifty to one forward stock split. All shares presented in these financial statements and accompanying footnotes has been retroactively adjusted to reflect the increased number of shares resulting from this action.

On March 18, 2013, the Company issued 175,000,000 common shares to Zahoor Ahmad for the conversion of debt payable to a related party. The issuance resulted in a change of control of the Company,

Effective March 21, 2013, the Company effectuated an increase in the authorized common shares from 500,000,000 to 750,000,000 common shares.

With a record date of March 21, 2013, the Company effectuated a 2 for 1 forward stock split increasing the outstanding shares of the Company to 425,500,000 common shares. The Company retroactively adjusted the common shares to reflect the stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Silex Holdings, Inc.

Tulsa, Oklahoma

We have audited the accompanying balance sheet of Silex Holdings, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of income stockholders’ equity, and cash flows for the years then ended.  Silex’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Form S-1.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Silex Holdings, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Hood & Associates CPAs, P.C.

Certified Public Accountants

Tulsa, Oklahoma

May 10, 2013

Silex Holdings, Inc.

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
ASSETS:
Current Assets:
Cash	$ 84,285	$ -
Accounts Receivable	63,846	44,424
Accounts Receivable Employees	2,002	1,294
Inventory	139,682	239,785
	289,815	285,503

Property and Equipment:
Property and Equipment (net of accumulated depreciation of $116,218 for 2012 and $58,592 for 2011)	47,711	104,470

Other Assets:
Deposits	27,078	27,735
Loans to Shareholders	-	31,600
Organizational Costs (net of accumulated amortization of $3,565)	210,312	-
Other Asset	55,000	-
	292,390	59,335
Total Assets	$ 629,916	$ 449,308

Continued on next page

Silex Holdings, Inc.

Consolidated Balance Sheets

December 31, 2012 and 2011

(Continued from previous page)

Current Liabilities:
Accounts Payable	$ 449,279	$ 274,323
Accrued Liabilities	45,300	102,778
Line of Credit	249,006	246,006

Current Portion of LTD	30,400	99,500
	773,985	722,607

Long-term Liabilities:
Long-term Debt (net of current portion)	45,186	136 , 148
Note Payable Related Party	-	15,000
	45,186	151 , 148

Stockholders' Equity:
Preferred Stock - Series A, $0.0001 par, 5,000,000 authorized, 125,000 shares issued and outstanding at December 31, 2012	13	-
Paid in Capital - Series A Preferred	249,987	-
Preferred Stock - Series B, $0.0001 par, 5,000,000 authorized, 300,000 shares issued and outstanding at December 31, 2012	30
Common Stock, $0.0001 par, 100,000,000 shares authorized, 2,156,180 shares issued and outstanding at December 31, 2012; 50,000 shares $1 par authorized for the year ended December 31, 2011, 41,000 issued, 20,500 outstanding at December 31, 2011	247	4
Paid in Capital - Common	184,601	40,996
Retained Earnings (Deficit)	(624,133)	(280,447)
	(189,255)	(239,447)
Treasury Stock, 20,500 shares at cost	-	(185,000)
Total Stockholders' Equity	(189,255)	(424,447)
Total Liabilities and Stockholders' Equity	$ 629,916	$ 449,308

Silex Holdings, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2012 and 2011

	2012	2011

Net Sales	$ 2,140,708	$ 2,432,469

Operating Expenses:
Cost of Goods Sold (exclusive of depreciation)	1,413,113	1,402,129
Selling	102,578	188,553
General and Administrative	950,693	948,189
Total Operating Expenses	2,466,384	2,538,871

Operating Income (Loss)	(325,676)	(106,402)

Other Income (Expense)		(22,066)

Interest Expense	18,010	32,325
Net Income (Loss)	$ (343,686)	$ (160,793)

Earnings per share - basic and diluted	$ (0.28)	$ (7.84)

Silex Holdings, Inc
Statements of Stockholders’ Equity
For the Years Ended December 31, 2012 and 2011

	Preferred Stock - Series A			Preferred Stock - Series B			Common Stock
	Shares	Amount	Additional Paid in Capital	Shares	Amount	Additional Paid in Capital	Shares	Amount	Additional Paid in Capital	Retained Earnings (Deficit)	Treasury Stock	Total Stockholders' Equity

Balance December 31, 2010	-	$ -	$ -	-	$ -	$ -	41,000	$ 4	$ 40,996	$(119,654)	$ -	(78,654)
Net Income (Loss)										(160,793)		(160,793)
Acquisition of Treasury Stock											(185,000)	(185,000)

Balance December 31, 2011	-	$ -	$ -	-	$ -	$ -	41,000	$ 4	$ 40,996	$(280,447)	$(185,000)	$(424,447)

Issuance of Stock	125,000	13	249,987	300,000	30	-	2,425,180	243	143,605			393,878
Net Income (Loss)										(343,686)		(343,686)
Sale of Treasury Stock											111,575	111,575
Treasury Stock Retired by Stock Issuance for Debt Settlement											73,425	73,425

Balance December 31, 2012	125,000	$ 13	$249,987	300,000	$ 30	$ -	2,466,180	$ 247	$ 184,601	$ (624,133)	$ -	$(189,256)

Silex Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

	2012	2011
Net (Loss)	$ (343,686)	$ (160,793)

Adjustments to reconcile net loss
to cash provided (used) by operating activities

Depreciation	57,606	30,871
Amortization	3,565	-
Loss on sale of assets	-	22,359
(Increase) decrease in accounts receivable	(19,422)	1,745
(Increase) decrease in inventory	100,103	56,887
(Increase) decrease in other assets	(55,000)	(2,028)
Increase (decrease) in accounts payable	138,677	87,388
Increase (decrease) in accrued liabilities	(57,478)	54,016

Total adjustments	168,051	251,238

Cash provided (used) by operating activities	(175,635)	90,444

Investing Activities:
Proceeds from sale of assets	-	14,616
Cash paid for the purchase of property and equipment	(868)	(4,559)

Cash provided (used) by investing activities	(868)	10,057

Financing Activities:
Net proceeds from line-of-credit	3,000	19,554
Repayment of long-term debt	(103,787)	(70,055)
Proceeds from issuance of stock	250,000	-
Proceeds from sale of treasury stock	111,575	-
Cash paid for reacquisition of stock	-	(50,000)

Cash provided (used) by financing activities	260,788	(100,501)

Increase (decrease) in cash	84,285	-

Cash, beginning of year	-	-
Cash, end of year	$ 84,285	$ -

Cash paid for interest	$18,010	$32,325
Cash paid for income taxes	$ -	$ -

Silex Holdings, Inc.

Notes to Financial Statements

December 31, 2012 and 2011

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

One hundred percent of the stock of Silex Interiors LLC was purchased by Equitas Companies, Inc. for 175,000 Series B Preferred Shares, and with the Silex Interiors LLC name and corporate status changed to Silex Holdings, Inc.

Silex Interiors, LLC (the Company) has locations Edmond Oklahoma and Tulsa Oklahoma and is engaged in the retail and wholesale distribution and installation of kitchen builder products to include; granite and other counter tops, cabinets, and other related products.

Cash Equivalents

Cash equivalents are represented by operating accounts or money market accounts maintained with insured financial institutions. The Company also considers all highly liquid short-term debt instruments with a maturity of three months or less when purchased to be cash-flow.

Accounts Receivable and Credit Policies

Accounts receivable consist of the unpaid balances due the Company from customers.  At December 31, 2012 and 2011, the Company deems all amounts recorded as collectible and, thus has not provided an allowance for uncollectible amounts

Property and Equipment

Property and equipment is recorded at cost when acquired.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the related assets, which is 3-7 years for equipment, furniture and fixtures, hardware and software.  Leasehold improvements are being amortized over a five year estimated useful life.

Revenue Recognition

Revenue is generated from the sale of the builder products and is recorded when earned.  Revenue is earned upon delivery of the unit, or units, to the customer.

Unearned Income

Unearned income represents amounts received in advance for services to be provided to customers where the customer has not yet received the service and license fees received in advance which are recognized over the license term.

Basis of Presentation

The accompanying Balance Sheets present the consolidated financial position of Silex Holdings, Inc. and its wholly owned subsidiary, Silex Interiors, Inc., at December 31, 2012 and 2011. The accompanying Statements of Operations, Stockholders’ Equity and Cash Flows present consolidated results of operations and cash flows for the years ended December 31, 2012 and 2011.

Advertising

The Company expenses advertising costs as incurred.  Such costs totaled approximately $85,332 and $90,706 for 2012 and 2011, respectively.

Income Taxes Costs

The Company accounts for income taxes utilizing ASC 740, “Income Taxes” which requires the measurement of deferred tax assets for deductible temporary differences.

Operating loss carry-forwards and of deferred tax liabilities for taxable temporary differences.  Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law.  The effects of future changes in tax laws or rates are not included in the measurement.  The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns.

The Company files income tax returns in the U.S. federal jurisdiction and in the State of Oklahoma jurisdiction.  Tax years after 2009 remain open to examination by the major taxing jurisdictions in which the Company is subject to tax.

Income computed for financial reporting purposes differs from taxable income due to the effects of temporary differences.  Temporary differences are due primarily to the use of accelerated methods to compute depreciation for income tax reporting purposes.

Stock-Based Compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value of financial instruments

The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturity of these instruments. The carrying amounts of accounts receivable and accounts payable approximate fair value due to their short maturities. The carrying value of the Company's line of credit approximates fair value since the interest rate fluctuates periodically based on a floating interest rate. The carrying value of the Company’s convertible debentures approximates fair value since the interest rate is stated instrument. Management believes that the carrying value of the Company's borrowings approximate fair value based on credit terms currently available for similar debt.

Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35, “Impairment or Disposal of Long-lived Assets”.  This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  No impairment charges were incurred during the periods ended September, 2012 and 2011.

Impact of Recently Issued Accounting Standards

In October 2012, the FASB issued Accounting Standards Update No. 2012-04 "Technical Corrections and Improvements".  ASU 2012-4 updated a wide range of topics in the Accounting Standards Codification including amendments to the source literature, issuing clarification to guidance in the Codification and the relocation of certain guidance to a more appropriate location.  ASU 2012-04 also conformed certain terminology concerning the measurement and disclosure requirements of Topic 820.  The Company does not believe ASU 2012-04 will have a material effect on its financial statements.

In August 2012, the FASB issued Accounting Standards Update No. 2012-03, “Technical Amendments and Corrections to SEC Sections”. ASU 2012-03 addresses amendments to SEC paragraphs pursuant to SEC staff accounting bulletin no. 114, technical amendments pursuant to SEC release no. 33-95250, and corrections related to FASB Accounting Standards update 2010-22. The Company is currently evaluating the effect that ASU 2012-03 will have on its financial statements.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02, “Goodwill and Other (Topic 350)”. ASU 2012-02 addresses testing indefinite-lived intangible assets for impairment. The Company is currently evaluating the effect that ASU 2012-02 will have on its financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12, “Comprehensive Income (Topic 220)”. ASU 2011-12 address deferral of the effective date for amendments to the presentation of December reclassifications of items out of accumulated other comprehensive income in Accounting Standards Update No. 2011-05. The Company does not have other comprehensive income arrangements and therefore does not expect the adoption of ASU 2011-12 to have a material effect on our financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, “Balance Sheet (Topic 210)”. ASU 2011-11 addresses disclosures about offsetting assets and liabilities  The Company does not expect the adoption of ASU No. 2011-11 will have a material impact on its financial condition or results of operation.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, “Intangibles – Goodwill and Other (Topic 350)”. ASU 2011-08 addresses goodwill for impairment. The Company does not expect the adoption of ASU No. 2011-08 will have a material impact on its financial condition or results of operation.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220). ASU 2011-05 addresses presentation of comprehensive income. The Company does not expect the adoption of ASU No. 2011-05 will have a material impact on its financial condition or results of operation.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement (Topic 820)”. ASU 2011-04 addresses amendments to achieve fair market value measurement and disclosure requirements in U.S. GAAP and IFRSs. The Company is currently evaluating the effect ASU2011-04 could have on its financial statements.

Date of Management’s Review

Subsequent events have been evaluated through March 31, 2013 the date the financial statements were available to be issued.

2.  MANAGEMENT’S PLAN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

As of December 31, 2012, the Company did not have sufficient current assets to cover the Company’s liabilities as they come due.  This raises substantial doubt about the Company’s ability to continue as a going concern in the near future without the injection of additional capital.

Upon S1 approval the Company has $250,000 in working capital pledged to be distributed within four weeks the approval that is benchmarked for utilization in Silex Interiors. This working capital along with normal company cash-flow stabilizes the Silex Interiors operating capital needs by creating ninety days cash-flow.

Further, corporate management with experience within the Silex Interiors’ marketplace has assumed the day to day management. The operations portion of the company will be immediately restructured with an expected additional proficiency of fifteen percent within ninety days. Sales and marketing simultaneously will be revamped for increased revenues per unit of sale and increased units of sale with twenty percent increase in revenues in second quarter of 2013 through the revamping efforts and fully launching additional products within their market focus to their same client base. It is expected Silex Interiors will be profitable and create continued growth through operational improvements and the full launching and integration of the sale of additional products in the company’s market to include, cabinets and engineered marble.

3.  EARNINGS (LOSS) PER SHARE

The Company has calculated the loss allocable to the common shareholders for December 31, 2012 and 2011 as follows:

Numerator:	2012	2011
Net Loss	$(343,686)	$(160,793)
Numerator for basic and diluted

Denominator:
Weighted-average number of common
shares outstanding	1,290,590	20,500

Basic and Diluted Earnings Per Share	$(0.28)	$(7.84)

4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2012 and 2011:

2012

    2011

Vehicles

$

  82,801

$

  82,801

Equipment

  79,380

  78,513

Leasehold Improvements

    1,748

    1,748

Total Property and Equipment, at cost

163,929

163,062

Less Accumulated Depreciation

116,218

  58,592

Net Property and Equipment

$

   47,711

            $

104,470

Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.

Depreciation expense was $57,606 and $30,871 for the years ended December 31, 2012 and 2011, respectively.

5.  NOTES PAYABLE

	2012	2011

Line of Credit from Borrego Springs N.A., matures October 2017	$37,055	$43,763
Note Payable to The First National Bank and Trust Company of Broken Arrow, monthly. Payments of approximately $527.00, matures November 2016, collateralized by two fork lifts and a grinder.	24,911	31,600
Note Payable to ONB Bank and Trust, monthly payments of approximately $900 at 5.25%, matures June 2013, collateralized by vehicles	-	15,597
Note Payable to ONB Bank and Trust, monthly. Payments of approximately $300 at 6%, matures January 2014	3,499	6,503
Note Payable to ONB Bank and Trust, monthly payments of $1,910 at 5.25%, matures September 2013	10,121	32,741
Note payable to an individual, 10% interest only due March 2012, principal and unpaid interest due on maturity date, March 2013	-	15,000
Note payable, an individual, 6%, monthly payments of approximately $4,500, matures November 2013	-	105,444
Note Payable to ONB Bank and Trust, 6% interest only payments until maturity, which is July 2013 and is renewable at that time.	249,006	246,006

Total	324,592	496,654

Less ONB Bank and Trust lines of credit considered short-term	249,006	246,006
Less estimated current maturities of long-term debt	30,400	99,500

Net Long-term Debt	$45,186	$ 151,148

The estimated current maturities of long-term notes payable as of December 31, 2012 were:

2013	$86,300
2014	13,500
2015	14,000
2016	14,500

6.  RELATED PARTY TRANSACTIONS

During 2012 and 2011, the Company had one related party transactions from the Company’s shareholders. During 2011 the Company borrowed $15,000 from Helen English, a related party. In July 2012 the Company issued 30,000 shares of its common stock to settle the note.

7.  LEASES

On November 2, 2010 the Company entered into a lease agreement for office and showroom space in Edmond Oklahoma. The lease is a three-year period, which began on December 1, 2010, and expires on November 30, 2013.

The minimum Lease payments for the eleven months subsequent to December 31, 2012 is

$107,250

8.  OTHER INCOME (EXPENSE)

The caption “Other Income (Expense) for the years ended December 31, 2012 and 2011 consisted of:

	2012	2011
Other Income:
Sales Tax Discount	$ 444	$ -
Other Income	2,065	906
Interest Income	10	58
Total Other Income	2,519	964

Other Expense:
Loss on sale of assets	-	22,359
Sales Tax Adjustments	-	671
Total Other Expense	-	23,030

Other Income (Expense)	$2,519	$(22,066)

9.  STOCKHOLDERS’ EQUITY

In July 2012 the Company issued 180,000 shares of its common stock to settle two notes payable to related parties. Roger Wash received 150,000 shares in settlement of a $109,000 note owed by Silex Interiors, and Helen English received 30,000 shares in settlement of a $15,000 note owed by Silex Interiors.

In July 2012 the Company issued 125,000 shares of Series A preferred stock for cash. The Company issued 300,000 shares of its Series B preferred stock, 125,000 shares of preferred stock for formation services, and 175,000 shares of preferred stock for the acquisition of Silex Interiors.

In July 2012 the Company issued 1,000,000 shares of common stock for capital structure advisory services and the remaining 1,245,180 shares of common stock were issued to the pre-public formation funding investors.

10.  NONCASH INVESTING AND FINANCING ACTIVITIES

Investing Activities

For the year ended December 31, 2011, the Company acquired property and equipment in the amount of $18,000 by borrowing funds for the property and equipment.  There were no such transactions during the year ended December 31, 2012.

In July 2012 the Company issued 175,000 shares of Series B preferred stock for the acquisition of Silex Interiors, Inc.

Financing Activities

During the year ended December 31, 2011, the Company reacquired 20,500 shares of its outstanding stock by issuing a note payable of $125,000, giving up rights to a vehicle valued at $10,000 as part of the repurchase agreement.  The total value of the reacquired stock was $185,000 of which $50,000 was paid in cash.

In July 2012 the Company issued 180,000 shares of its common stock to settle two notes payable to related parties. Roger Wash received 150,000 shares in settlement of a $109,000 note owed by Silex Interiors, and Helen English received 30,000 shares in settlement of a $15,000 note owed by Silex Interiors.

In July 2012 the Company issued 125,000 shares of  Series B preferred for formation services

In July 2012 the Company issued 1,000,000 shares of common stock for capital structure advisory services.

11.  CONTINGENCIES

There were no significant contingencies in existence at December 31, 2012.

		RJD Green and Silex Holding
		Pro Forma Balance Sheet
		Period Ending May 31, 2013

	RJD Green	Silex Holdings	Pro Forma Adjustments	Consolidated

Operating Account	1,161			1,161
Money Market				-
Accounts Receivable		20,600		20,600
Employee Receivable				-
Note Receivable				-
Inventory		127,868		127,868
Undeposited Funds				-
Investment Account		6,508	(6,508)	-	(a)

Total Current Assets	1,161	154,976	(6,508)	149,629
Equipment Net of Depreciation
Equipment		47,711		47,711
Silex Interiors Fixed Assets				-
				-

Total Fixed Assets	-	47,711	-	47,711

Deposits		27,078		27,078
Organizational/Merger Cost Net of Amortization	6,508	210,312		216,820
Other Asset		55,000		55,000
Total Other Assets	6,508	292,390	-	298,898

Total Assets	7,669	495,077	(6,508)	496,238

RJD Green and Silex Holding

Pro Forma Balance Sheet

Period Ending May 31, 2013

(Continued from previous page)

Silex Interiors Current Liabilities
Accounts Payable		452,616		452,616
Accrued Liabilities		57,992		57,992
ONB Line of Credit		249,005		249,005

Total Current Liabilities	-	759,613	-	759,613

Capital Loan		158,494		158,494

Total Long Term Debt	-	158,494	-	158,494

Silex Interiors Stock 2,581,180 Sh		258	(258)	-	(b)
Stock RJD Green 375,390,000	4255		(17)	4,238	(b)
Additional Paid In Capital	56,325	436,127		492,452
Discount on Common Stock	(275)	-	275	-
Treasury Stock		(73,425)		(73,425)
Retained Earnings	(59,144)	(785,990)		(845,134)
Capital in Silex Holding	6,508		(6,508)	-	(b)
				-
Total Equity	7,669	(423,030)	(6,508)	(462,441)

Total Liability and Equity	7,669	495,077	(6,508)	496,238

See accompanying notes to pro-forma financial statements

Silex Holdings Inc will exchange all its shares of Stock for all the Share of Stock in RJD Green Inc.
The cost of stock transfer will be minimal and is recorded as organizational cost.

(a) Money from RJD Green for Stock Transfer cost
(b)Elimination of Silex Stock and Capital Combine Silex stock with RJD Green

RJD Green, Inc. and Silex Holdings, Inc.

Pro Forma Statement of Operations

From Sept 1, 2012 through May 31, 2013

	RJD Green	Silex Holdings	Total
Net Revenues	$1,065	$1,604,400	$1,605,465

Operating Expenses
Cost of Goods Sold	-	1,174,089	1,174,089
Selling	-	7423	7,423
General & Administrative	20,983	613,593	634,576
TOTAL	20,983	1,795,105	1,816,088

Operating Income (Loss)	(19,918)	(190,705)	(210,623)

Other Income (Expense)	-	(34,527)	(34,527)

Net Income (Loss)	$(19,918)	$(225,232)	$(245,150)
Loss per weighted average shares outstanding	$(0.00)	$(0.10)	$(0.00)

RJD Green, Inc. and Silex Holdings, Inc.

Pro Forma Balance Sheets

For the previous twelve month period ending August 31, 2012

Assets	RJD Green	Silex Holdings	TOTAL
Current Assets
Cash	$2,754	$84,285	$87,039
Accounts Receivable	-	65,848	65,848
Inventory	-	139,815	139,815
Total Current Assets	2,754	289,948	292,702

Property and Equipment, net	-	46,255	46,255

Other Assets	-	292,390	292,390
TOTAL ASSETS	2,754	628,593	631,347

Liabilities and Shareholders’ Equity
Accounts Payable	-	412,257	412,257
Accrued Liabilities	-	45,300	45,300
Line of Credit	-	249,005	249,005
Long Term Debt	-	160,562	160,562
Due Related Parties	20,980	-	20,980
TOTAL	20,980	867,124	888,104

Shareholders' Equity
Common Stock	755	250,246	251,001
Paid in Capital	20,520	184,632	205,152
Treasury Stock	-	-	-
Discount - Common Stock	(275)	(73,425)	(73,700)
Retained Earnings	(39,226)	(599,984)	(639,210)
TOTAL	(18,226)	(238,531)	(256,757)

Total Liabilities and Shareholders’ Equity	$2,754	$628,593	$631,347

RJD Green, Inc. and Silex Holdings, Inc.

Pro Forma Statement of Operations

For the previous twelve month period ending August 31, 2012

	RJD Green	Silex Holdings	Total
Net Revenues	-	1,605,135	1,605,135

Operating Expenses
Cost of Goods Sold	-	1,174,277	1,174,277
Selling	-	122,419	122,419
General & Administrative	9,179	553,362	562,541
TOTAL	9,179	1,850,058	1,859,237

Operating Income (Loss)	(9,179)	(244,923)	(254,102)

Other Income (Expense)	-	(34,527)	(34,527)

Net Income (Loss)	(9,179)	(279,450)	(288,629)

Loss per weighted average shares outstanding	$(0.00)	$(0.13)	$(0.00)

Prospectus

_______________________

RJD Green, Inc.

4142 South Harvard, Suite D3

Tulsa, OK 74135

918-551-7883 telephone

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$7.54
Blue Sky fees and expenses	500.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	5,000.00
Total	$6,507.54

Item 14.  Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Statutes and our Bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with organizing RJD GREEN, INC., in July 2010, Robert Kepe was issued 275,000 pre-split shares of restricted common stock in exchange for services, the business plan of RJD GREEN, INC., and RJD GREEN, INC.’s web site and domain name. Mr. Kepe provided services valued at approximately $2,750 and was, in lieu of cash compensation, provided stock at par value of $.01. On October 20, 2009 Alliance Real Estate Development purchased 200,000 shares at $.01 per share. On May 24, 2010, Robert Kepe purchased 100,000 shares at $.01. Mr. Kepe and Alliance have provided services, real estate, and resources to the company.  In order to further capitalize the Company and to keep the Company’s liabilities low, Alliance Real Estate purchased 50,000 shares at $.10 per share for a total of $5,000 on September 27, 2010. Those shares are not registered herein

The foregoing purchase and sale to this sophisticated person (officer and director) who had superior access to all corporate and financial information were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

Additionally, 130,000 shares were issued to various persons for consideration totaling $13,000 in reliance on the exemption under Rule 505 of Regulation D of the Securities Act of 1933 and in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

All investors received a Private Placement Memorandum dated April 20, 2010. All investors had a previous existing relationship with the issuer, were apprised of all the risks, and provided a completed subscription agreement.

Shareholder Name	Shares Owned Prior to Offering	Shares of common stock owned after offering
Alliance Real Estate Development(1)	351,000	50,000
Mary Kepe(2)	1,000	0
Robert Kepe(3)	375,000	0
Brady Andersen	1,500	0
Kanan Andresen	1,500	0
Richard N. Vang(4)	200	0
Anita Vang (4)	200	0
Lei Full Vang (4)	200	0
FelominaChapple	1000	0
Rodolfo Chapple	200	0
Michele C. Lee (4)	200	0
BouachineSouvannaVong (4)	200	0
Frederick K. Lee	200	0
Maylo Lee	200	0
Jonathan Lee (4)	1,000	0
Stephany Lee (4)	1,000	0
Richard Lee (4)	1,000	0
Nhia Lee (4)	1,000	0
Pheng Lee (4)	1,000	0
AnousoneSisomseunh	200	0
KeomanySisomseunh	200	0
Thor Lee (4)	1,000	0
Ada MaomeeXiong	1,000	0
Yia Ly	500	0
KaJoua Y. Kha	1,000	0
Yeu Yang Ly	500	0
Yengnong Ly	1,000	0
Toufu Yang	1,000	0
Mai Lor	1,000	0
Winchester Investments (5)	10,000	0
TOTAL	755,000	50,000

(1)

Alliance Real Estate is solely owned by our former sole officer and director Robert Kepe.

(2)

Mary Kepe is the wife of Robert Kepe.

(3)

Robert Kepe is our former sole officer and director.

(4)

These shareholders are the in-laws of our former officer and director, Robert Kepe.

(5)

Winchester Investments, LLC is managed by David Utley.

The purchasers listed above represented their intentions to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits Index.

Number	Exhibit Name
1.1	Subscription Agreement incorporated by reference to Form S-1 file number 333-170312 filed November 3, 2010
3.1	Certificate of Incorporation incorporated by reference to Form S-1 file number 333-170312 filed November 3, 2010
3.2	By-Laws incorporated by reference to Form S-1 file number 333-170312 filed November 3, 2010
4.1	Specimen Stock Certificate incorporated by reference to Form S-1 file number 333-170312 filed November 11, 2010
5.1	Opinion of J.M. Walker & Associates regarding legality
10.1	Loan Agreement with Robert Kepe incorporated by reference to Form S-1 file number 333-170312 filed November 3, 2010
23.1 23.2 23.3	Consent of Anton & Chia Consent of Stan J.H. Lee, CPA Consent of Hood & Associates, CPAs, P.C.

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 17.  Undertakings.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Tulsa, OK, on October 15, 2013.

RJD Green, Inc.

/s/ Rex Washburn
Rex Washburn
Chief Executive Officer,

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/Rex Washburn Rex Washburn	Chief Executive Officer	October 15, 2013
/s/Mike LaLond Mike LaLond	Chief Financial Officer, Controller	October 15, 2013
/s/Zahoor Ahmad Zahoor Ahmad	Director	October 15, 2013
/s/Jerry Niblett Jerry Niblett	Director	October 15, 2013
/s/Eric English Eric English	Director	October 15, 2013

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

RJD GREEN, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION
1.1	Subscription Agreement	Previously filed
3.1	Certificate of Incorporation and Amendment	Previously filed
3.2	By-Laws	Previously filed
4.1	Stock Certificate Specimen	Previously filed
5.1	Opinion of J.M. Walker & Associates regarding legality	Filed herewith
10.1	Loan Agreement with Robert Kepe	Previously filed
23.1	Consent of Anton & Chia	Filed herewith
23.2 23.3	Consent of Stan J.H. Lee, CPA Consent of Hood & Associates, CPAs, P.C.	Filed herewith Filed herewith

101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.